EXHIBIT 99.1

Integer Holdings Corporation Reports Results for Fourth Quarter and Full Year 2024

~ Strong 4Q and Full Year sales and profit increase versus last year ~
~ Expect 8% to 10% sales growth in 2025 with expanding margins ~

PLANO, Texas, Feb. 20, 2025 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR), a leading contract development and manufacturing organization, today announced results for the three and twelve months ended December 31, 2024. Unless otherwise stated, all results and comparisons are from continuing operations.

Fourth Quarter 2024 Financial Results (compared to fourth quarter 2023, except as noted)

  Sales increased 11% to $449 million.
  GAAP income from continuing operations increased $6 million to $33 million, an increase of 23%. Adjusted net income increased $3 million to $51 million, an increase of 6%.
  GAAP operating income increased $14 million to $57 million, an increase of 31%. Adjusted operating income increased $9 million to $76 million, an increase of 13%.
  GAAP diluted EPS from continuing operations increased $0.12 per share to $0.91 per share, an increase of 15%. Adjusted EPS increased $0.02 per share to $1.43 per share, an increase of 1%.
  Adjusted EBITDA increased $9 million to $95 million, an increase of 11%.

Full Year 2024 Financial Results (compared to full year 2023)

  Sales increased 10% to $1.717 billion.
  GAAP income from continuing operations increased $32 million to $121 million, an increase of 36%. Adjusted net income increased $28 million to $184 million, an increase of 18%.
  GAAP operating income increased $45 million to $208 million, an increase of 28%. Adjusted operating income increased $48 million to $285 million, an increase of 20%.
  GAAP diluted EPS from continuing operations increased $0.76 per share to $3.40 per share, an increase of 29%. Adjusted EPS increased $0.69 per share to $5.30 per share, an increase of 15%.
  Adjusted EBITDA increased $57 million to $361 million, an increase of 19%.
  Generated $205 million of cash flow from operating activities.
  Total debt increased $30 million to $990 million and net total debt increased $4 million to $954 million, primarily to finance the acquisition of Pulse Technologies, mostly offset by cash flow from operations and the sale of the Electrochem business, resulting in a leverage ratio of 2.6 times adjusted EBITDA as of December 31, 2024.

Precision Coating Acquisition

  Integer acquired Precision Coating for approximately $152 million, subject to customary purchase price adjustments, plus additional purchase consideration contingent on achieving a specific revenue target for 2025, offset by an expected $13 million NPV tax benefit.
  Integer expects Precision Coating sales of approximately $52 million in 2025 with an accretive margin.
  The transaction closed on January 7, 2025 utilizing borrowings under Integer’s existing revolving credit facility. Integer anticipates it will stay within the 2.5x – 3.5x leverage target following the transaction.

VSi Parylene Acquisition

  Integer signed a purchase agreement to acquire VSi Parylene for approximately $28 million, payable $23 million in cash and $5 million in Integer common stock, subject to customary purchase price adjustments, offset by an expected $3 million NPV tax benefit.
  Integer expects VSi Parylene sales of approximately $7 million in 2025 after the closing of the acquisition with an accretive margin.
  Purchase agreement signed on February 18, 2025 with an expected close by the end of February 2025.
  Utilizing borrowings under Integer’s existing revolving credit facility, Integer anticipates it will stay within the 2.5x – 3.5x leverage target following the transaction.

“Integer delivered strong fourth quarter and full year 2024 sales and income with full year sales up 10% and adjusted operating income up 20%,” said Joseph Dziedzic, Integer’s president and CEO.

“We expect 8% to 10% sales growth in 2025 and adjusted operating income to grow 11% to 16%. We continue to execute our strategy by launching new products and adding capabilities in targeted growth markets. We also completed the previously announced acquisition of Precision Coating and signed a definitive agreement to acquire VSi Parylene, to increase our services offering to include differentiated and proprietary coating capabilities.”

Discussion of Product Line Fourth Quarter and Full Year Sales

  Cardio & Vascular (C&V) sales increased 15% in the fourth quarter 2024 compared to fourth quarter 2023, driven by new product ramps in electrophysiology and the Pulse acquisition. Full year sales increased 14% year-over-year, with strong growth across targeted C&V markets, driven by electrophysiology, structural heart, and the InNeuroCo and Pulse acquisitions.
  Cardiac Rhythm Management & Neuromodulation sales increased 11% in the fourth quarter 2024 compared to fourth quarter 2023, driven by strong growth in emerging Neuromodulation customers with PMA (premarket approval) products and normalized CRM growth. Full year sales increased 8% year-over-year, driven by double-digit Neuromodulation growth from emerging customers with PMA products and normalized low single-digit CRM growth.
  Other Markets sales decreased 17% in the fourth quarter 2024 compared to fourth quarter 2023, driven by execution of the planned multi-year Portable Medical exit announced in 2022. Full year sales were flat year-over-year, as the decline in Portable Medical from the multi-year exit announced in 2022 was offset by the Pulse acquisition. Other Markets includes products from the divested AS&O product line, the Portable Medical market exit, and other products not included in C&V and Cardiac Rhythm Management & Neuromodulation.

2025 Outlook(a)

  2025 Outlook includes the estimated impact of the first quarter 2025 acquisition of Precision Coating and the pending acquisition of VSi Parylene.
(dollars in millions, except per share amounts)	GAAP		Non-GAAP(b)
	As Reported	Change from Prior Year	Adjusted	Change from Prior Year
Sales	$1,846 to $1,880	8% to 10%	N/A	N/A
Operating income	$242 to $258	16% to 24%	$315 to $331	11% to 16%
EBITDA	N/A	N/A	$401 to $422	11% to 17%
Income from continuing operations	$149 to $162	23% to 34%	$208 to $221	13% to 20%
Diluted earnings per share	$4.09 to $4.44	17% to 27%	$5.84 to $6.20	10% to 17%
Cash flow from operating activities(c)	$225 to $245	10% to 20%	N/A	N/A

(a)	Except as described below, further reconciliations by line item to the closest corresponding GAAP financial measure for adjusted operating income, adjusted EBITDA, adjusted net income and adjusted earnings per share (“EPS”), included in our “2025 Outlook” above, and adjusted total interest expense, adjusted effective tax rate and leverage ratio in “Supplemental Financial Information” below, are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility of the charges excluded from these non-GAAP financial measures.

(b)	Adjusted operating income for 2025 consists of GAAP operating income, excluding items such as amortization of intangible assets, restructuring and restructuring-related charges, and acquisition and integration costs, totaling approximately $74 million, pre-tax.

Adjusted net income for 2025 consists of GAAP income from continuing operations, excluding items such as amortization of intangible assets, restructuring and restructuring-related charges, acquisition and integration costs, and gain or loss on equity investments totaling approximately $74 million, pre-tax. The after-tax impact of these items is estimated to be approximately $59 million, or approximately $1.62 per diluted share.

Adjusted EPS for 2025 consists of GAAP diluted EPS from continuing operations, excluding the after-tax impact of the Adjusted net income items noted above and the estimated dilution resulting from the potential conversion of our 2028 Convertible Notes expected to be offset by capped call option contracts, which is approximately $0.13 per diluted share.

Adjusted EBITDA is expected to consist of GAAP income from continuing operations, excluding items such as depreciation, interest, stock-based compensation and taxes totaling approximately $193 million to $201 million.

(c)	Prior year cash flow from operating activities included an immaterial amount related to discontinued operations.

Supplemental Financial Information

(dollars in millions)	2025 Outlook	2024 Actual
Depreciation and amortization	$114 to $124	$107
Adjusted total interest expense(a)	$52 to $57	$56
Stock-based compensation	$23 to $26	$24
Restructuring, acquisition and other charges(b)	$14 to $18	$22
Adjusted effective tax rate(c)	19.0% to 21.0%	18.3%
Leverage ratio(d)	2.5x to 3.5x	2.6x
Capital expenditures(e)	$110 to $120	$105
Cash income tax payments	$40 to $44	$36

(a)	Adjusted total interest expense refers to our expected full-year GAAP interest expense, expected to range from $52 million to $57 million for 2025, adjusted to remove the full-year impact of charges associated with the accelerated write-off of debt discounts and deferred issuance costs (loss on extinguishment of debt) included in GAAP interest expense, if any. There were no adjustments to GAAP interest expense for 2024.

(b)	Restructuring, acquisition and other charges consists of restructuring and restructuring-related charges, acquisition and integration costs, other general expenses and incremental costs of complying with the new European Union medical device regulations.

(c)	Adjusted effective tax rate refers to our full-year GAAP effective tax rate, expected to range from 19.0% to 21.0% for 2025, adjusted to reflect the full-year impact of the items that are excluded in providing adjusted net income and certain other identified items. Adjusted effective tax rate of 18.3% for 2024 consists of GAAP effective tax rate of 18.0% adjusted to reflect the impact on the income tax provision related to Non-GAAP adjustments.

(d)	Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding leverage ratio.

(e)	Capital expenditures is calculated as cash used to acquire property, plant, and equipment (PP&E) less cash proceeds from the sale of PP&E.

Summary Financial Results
(dollars in thousands, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	Change	2024	2023	Change
Operating income	$57,032	$43,532	31.0%	$208,238	$163,323	27.5%
Income from continuing operations	$32,973	$26,813	23.0%	$121,053	$89,143	35.8%
Diluted EPS from continuing operations	$0.91	$0.79	15.2%	$3.40	$2.64	28.8%

EBITDA(a)	$81,419	$66,810	21.9%	$313,644	$253,649	23.7%
Adjusted EBITDA(a)	$95,066	$85,819	10.8%	$360,663	$303,488	18.8%
Adjusted operating income(a)	$75,975	$67,469	12.6%	$284,642	$236,627	20.3%
Adjusted net income(a)	$50,505	$47,754	5.8%	$183,688	$155,630	18.0%
Adjusted EPS(a)	$1.43	$1.41	1.4%	$5.30	$4.61	15.0%

(a)	EBITDA, Adjusted EBITDA, Adjusted operating income, Adjusted net income, and Adjusted EPS are Non-GAAP financial measures. Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of Non-GAAP financial measures. Refer to Tables A, B and C at the end of this release for reconciliations of adjusted amounts to the closest corresponding GAAP financial measures.

Summary Product Line Results
(dollars in thousands)

	Three Months Ended December 31,
	2024	2023	Change	Organic Change(a)
Cardio & Vascular	$255,298	$222,642	14.7%	11.4%
Cardiac Rhythm Management & Neuromodulation	170,524	153,248	11.3%	10.2%
Other Markets	23,675	28,614	(17.3)%	0.4%
Total Sales	$449,497	$404,504	11.1%	10.6%

	Year Ended December 31,
	2024	2023	Change	Organic Change(a)
Cardio & Vascular	$949,576	$836,343	13.5%	7.8%
Cardiac Rhythm Management & Neuromodulation	660,610	612,891	7.8%	6.9%
Other Markets	106,410	106,422	—%	4.8%
Total Sales	$1,716,596	$1,555,656	10.3%	7.3%

(a)			Organic sales change is a Non-GAAP financial measure. Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of Non-GAAP financial measures and refer to Table D at the end of this release for a reconciliation of these amounts.

Conference Call Information

The Company will host a conference call on Thursday, February 20, 2025, at 8 a.m. CT / 9 a.m. ET to discuss these results. The scheduled conference call will be webcast live and is accessible through our website at investor.integer.net or by dialing (800) 715-9871 (U.S.) or (646) 307-1963 (outside U.S.) and the conference ID is 3120125. The call will be archived on the Company’s website. An earnings call slide presentation containing supplemental information about the Company’s results will be posted to our website at investor.integer.net prior to the conference call and will be referenced during the conference call.

From time to time, the Company posts information that may be of interest to investors on its website at investor.integer.net. To automatically receive Integer financial news by email, please visit investor.integer.net and subscribe to email alerts.

About Integer®

Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device contract development and manufacturing organizations (CDMO) in the world, serving the cardiac rhythm management, neuromodulation, and cardio and vascular markets. As a strategic partner of choice to medical device companies and OEMs, Integer is committed to enhancing the lives of patients worldwide by providing innovative, high-quality products and solutions. The company's brands include Greatbatch Medical® and Lake Region Medical®. Additional information is available at www.integer.net.

Investor Relations

Kristen Stewart
551.337.3973
kristen.stewart@integer.net

Notes Regarding Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we provide adjusted net income, adjusted EPS, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted operating income, and organic sales change. Unless otherwise indicated, all financial metrics presented reflect continuing operations only.

Adjusted net income and adjusted EPS consist of GAAP income from continuing operations and diluted EPS from continuing operations, respectively, adjusted for the following to the extent occurring during the period: (i) amortization of intangible assets, (ii) restructuring and restructuring-related charges; (iii) acquisition and integration related costs; (iv) other general expenses; (v) (gain) loss on equity investments; (vi) extinguishment of debt charges; (vii) European Union medical device regulation incremental charges; (viii) inventory step-up amortization; (ix) unusual, or infrequently occurring items; (x) the income tax provision (benefit) related to these adjustments and (xi) certain tax items that are outside the normal tax provision for the period. Adjusted EPS is calculated by dividing adjusted net income by adjusted weighted average shares.

The weighted average shares used to calculate diluted EPS in accordance with GAAP includes dilution, when applicable, resulting from the potential conversion of our 2.125% Convertible Senior Notes due 2028 (the “2028 Convertible Notes”). In connection with the issuance of the 2028 Convertible Notes, we entered into capped call contracts which are expected to reduce the potential dilution on our common stock in connection with any conversion of the 2028 Convertible Notes, subject to a cap. Adjusted weighted average shares consists of GAAP weighted average shares used to calculate diluted EPS, excluding, when applicable, dilution resulting from the potential conversion of our 2028 Convertible Notes expected to be offset by the capped call contracts.

EBITDA is calculated by adding back interest expense, provision for income taxes, depreciation expense, and amortization expense from intangible assets and financing leases, to income from continuing operations, which is the most directly comparable GAAP financial measure. Adjusted EBITDA consists of EBITDA plus adding back stock-based compensation and the same adjustments as listed above except for items (i), (vi), (x) and (xi). Adjusted operating income consists of operating income adjusted for the same items listed above except for items (v), (vi), (x) and (xi).

Organic sales change is reported sales growth adjusted to remove the impact of foreign currency, the contribution of acquisitions and the strategic exit of the Portable Medical market. To calculate the impact of foreign currency on sales growth rates, we convert any sale made in a foreign currency by converting current period sales into prior period sales using the exchange rate in effect at that time and then compare the two, negating any effect foreign currency had on our transactional revenue. For contribution of acquisitions, we exclude the impact on the growth rate attributable to the contribution of acquisitions in all periods where there were no comparable sales. For the strategic exit of the Portable Medical market, we exclude the impact on the growth rate attributable to Portable Medical sales for all periods presented.

We believe that the presentation of adjusted net income, adjusted EPS, EBITDA, adjusted EBITDA, adjusted operating income, and organic sales change, provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations. In addition to the performance measures identified above, we believe that net total debt and leverage ratio provide meaningful measures of liquidity and a useful basis for assessing our ability to fund our activities, including the financing of acquisitions and debt repayments. Net total debt is calculated as total principal amount of debt outstanding less cash and cash equivalents. We calculate leverage ratio as net total debt divided by adjusted EBITDA for the trailing 4 quarters.

Forward-Looking Statements

Some of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to: our 2025 outlook including future sales, cash flows, expenses, and profitability; Precision Coating’s 2025 sales and accretive margins; our ability to stay within our leverage target after the Precision Coating and VSi Parylene acquisitions; VSi Parylene’s 2025 sales and accretive margins, timing for the closing of the VSi Parylene acquisition; our ability to execute our business model and our business strategy; projected capital spending; and other events, conditions or developments that will or may occur in the future. You can identify forward-looking statements by terminology such as “outlook,” “projected,” “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “project,” or “continue” or variations or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors and other risks and uncertainties that arise from time to time are described in Item 1A, “Risk Factors” of our Annual Report on Form 10-K and in our other periodic filings with the SEC and include the following:

  operational risks, such as our dependence upon a limited number of customers; pricing pressures and contractual pricing restraints we face from customers; our reliance on third-party suppliers for raw materials, key products and subcomponents; interruptions in our manufacturing operations; our ability to attract, train and retain a sufficient number of qualified associates to maintain and grow our business; the potential for harm to our reputation and competitive advantage caused by quality problems related to our products; our dependence upon our information technology systems and our ability to prevent cyber-attacks and other failures; global climate change and the emphasis on Environmental, Social and Governance matters by various stakeholders; our dependence upon our senior management team and key technical personnel; and consolidation in the healthcare industry resulting in greater competition;
  strategic risks, such as the intense competition we face and our ability to successfully market our products; our ability to respond to changes in technology; our ability to develop new products and expand into new geographic and product markets; and our ability to successfully identify, make and integrate acquisitions to expand and develop our business in accordance with expectations;
  financial and indebtedness risks, such as our ability to accurately forecast future performance based on operating results that often fluctuate; our significant amount of outstanding indebtedness and our ability to remain in compliance with financial and other covenants under the credit agreement governing our Senior Secured Credit Facilities; economic and credit market uncertainties that could interrupt our access to capital markets, borrowings or financial transactions; the conditional conversion feature of the 2028 Convertible Notes adversely impacting our liquidity; the conversion of our 2028 Convertible Notes diluting ownership interests of existing holders of our common stock; the counterparty risk associated with our capped call transaction; the counter financial and market risks related to our international operations and sales; our complex international tax profile; and our ability to realize the full value of our intangible assets;
  legal and compliance risks, such as regulatory issues resulting from product complaints, recalls or regulatory audits; the potential of becoming subject to product liability or intellectual property claims; our ability to protect our intellectual property and proprietary rights; our ability to comply with customer-driven policies and third-party standards or certification requirements; our ability to obtain and/or retain necessary licenses from third parties for new technologies; our ability and the cost to comply with environmental regulations; legal and regulatory risks from our international operations; the fact that the healthcare industry is highly regulated and subject to various regulatory changes; and our business being indirectly subject to healthcare industry cost containment measures that could result in reduced sales of our products; and
  other risks and uncertainties that arise from time to time.

Except as may be required by law, we assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$46,543	$23,674
Accounts receivable, net	245,269	231,283
Inventories	247,126	229,102
Contract assets	103,772	85,871
Prepaid expenses and other current assets	28,409	30,033
Current assets of discontinued operations held for sale	—	17,705
Total current assets	671,119	617,668
Property, plant and equipment, net	465,798	392,569
Goodwill	1,017,729	994,007
Other intangible assets, net	778,286	779,598
Deferred income taxes	8,309	7,001
Operating lease assets	86,082	81,319
Financing lease assets	27,689	11,675
Other long-term assets	22,959	22,407
Noncurrent assets of discontinued operations held for sale	—	36,409
Total assets	$3,077,971	$2,942,653
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,000	$—
Accounts payable	101,498	118,258
Operating lease liabilities	7,352	8,564
Accrued expenses and other current liabilities	108,323	90,644
Current liabilities of discontinued operations held for sale	—	3,503
Total current liabilities	227,173	220,969
Long-term debt	980,153	959,925
Deferred income taxes	124,608	143,552
Operating lease liabilities	77,702	72,126
Financing lease liabilities	23,760	10,272
Other long-term liabilities	25,360	14,303
Noncurrent liabilities of discontinued operations held for sale	—	2,464
Total liabilities	1,458,756	1,423,611
Stockholders’ equity:
Common stock	34	33
Additional paid-in capital	741,977	727,435
Retained earnings	891,247	771,351
Accumulated other comprehensive income	(14,043)	20,223
Total stockholders’ equity	1,619,215	1,519,042
Total liabilities and stockholders’ equity	$3,077,971	$2,942,653

Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Sales	$449,497	$404,504	$1,716,596	$1,555,656
Cost of sales (COS)	332,701	294,940	1,257,582	1,145,767
Gross profit	116,796	109,564	459,014	409,889
Operating expenses:
Selling, general and administrative	47,468	45,296	185,202	173,171
Research, development and engineering	10,614	13,050	53,425	61,967
Restructuring and other charges	1,682	7,686	12,149	11,428
Total operating expenses	59,764	66,032	250,776	246,566
Operating income	57,032	43,532	208,238	163,323
Interest expense	13,234	12,054	56,374	51,275
Loss on equity investments, net	2,815	2,219	780	5,691
Other (income) loss, net	1,725	(724)	3,521	975
Income from continuing operations before income taxes	39,258	29,983	147,563	105,382
Provision for income taxes	6,285	3,170	26,510	16,239
Income from continuing operations	32,973	26,813	121,053	89,143
Income (loss) from discontinued operations	$(270)	$(456)	$(1,157)	$1,507
Net income	$32,703	$26,357	$119,896	$90,650

Basic earnings per share:
Income from continuing operations	$0.98	$0.80	$3.60	$2.68
Income (loss) from discontinued operations	(0.01)	(0.01)	(0.03)	0.05
Basic earnings per share	0.97	0.79	3.57	2.72

Diluted earnings per share:
Income from continuing operations	$0.91	$0.79	$3.40	$2.64
Income (loss) from discontinued operations	(0.01)	(0.01)	(0.03)	0.04
Diluted earnings per share	0.90	0.78	3.36	2.69

Weighted average shares outstanding:
Basic	33,665	33,364	33,601	33,320
Diluted	36,243	33,987	35,649	33,758

Condensed Consolidated Statements of Cash Flows(a) - Unaudited
(in thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$119,896	$90,650
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	111,031	98,841
Debt related charges included in interest expense	4,057	8,054
Inventory step-up amortization	1,056	590
Stock-based compensation	24,767	23,283
Non-cash lease expense	9,125	11,248
Non-cash loss on equity investments	780	5,691
Contingent consideration fair value adjustment	(3,550)	(736)
Other non-cash losses	6,954	4,379
Deferred income taxes	(14,110)	(9,490)
Gain on sale of discontinued operations	(177)	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(6,532)	(7,437)
Inventories	(18,079)	(30,178)
Contract assets	(18,447)	(13,646)
Prepaid expenses and other assets	(229)	(930)
Accounts payable	(16,620)	(520)
Accrued expenses and other liabilities	4,472	7,908
Income taxes payable	811	(7,494)
Net cash provided by operating activities	205,205	180,213
Cash flows from investing activities:
Acquisition of property, plant and equipment	(105,357)	(119,938)
Purchase of intangible asset	(250)	—
Proceeds from sale of property, plant and equipment	39	173
Acquisitions, net of cash acquired	(138,544)	(43,602)
Proceeds from sale of discontinued operations, net	48,698	—
Net cash used in investing activities	(195,414)	(163,367)
Cash flows from financing activities:
Principal payments of long-term debt	(6)	(415,938)
Proceeds from issuance of convertible notes, net of discount	—	486,250
Proceeds from revolving credit facility	274,500	383,103
Payments of revolving credit facility	(247,500)	(424,801)
Purchase of capped calls	—	(35,000)
Payment of debt issuance costs	(2,075)	(2,181)
Proceeds from the exercise of stock options	742	2,303
Tax withholdings related to net share settlements of restricted stock units	(10,938)	(3,098)
Payment of contingent consideration	—	(7,660)
Principal payments on finance leases	(10,723)	(1,182)
Other financing activities	9,321	190
Net cash provided (used in) by financing activities	13,321	(18,014)
Effect of foreign currency exchange rates on cash and cash equivalents	(243)	570
Net increase (decrease) in cash and cash equivalents	22,869	(598)
Cash and cash equivalents, beginning of year	23,674	24,272
Cash and cash equivalents, end of year	$46,543	$23,674

(a)	The Condensed Consolidated Statements of Cash Flows - Unaudited includes cash flows related to discontinued operations.

Reconciliations of Non-GAAP Measures from Continuing Operations

Table A: Adjusted Net Income and Diluted EPS from Continuing Operations Reconciliations
(in thousands, except per share data)

		Three Months Ended December 31,
		2024			2023
		Pre-Tax	Net of Tax	Per Diluted Share(a)	Pre-Tax	Net of Tax	Per Diluted Share(a)
Income from continuing operations (GAAP)		$39,258	$32,973	$0.91	$29,983	$26,813	$0.79
Adjustments(b):
	Amortization of intangible assets	14,028	11,296	0.32	13,307	10,515	0.31
	Certain legal expenses (SG&A)(c)	304	240	0.01	—	—	—
	Restructuring and restructuring-related charges(d)	1,517	1,205	0.03	4,787	4,212	0.12
	Acquisition and integration costs(e)	533	433	0.01	1,729	1,324	0.04
	Other general expenses (gains)(f)	167	132	—	1,973	1,330	0.04
	Loss on equity investments(g)	2,815	2,224	0.06	2,219	1,753	0.05
	Medical device regulations(i)	186	147	—	364	287	0.01
	Other adjustments(j)	2,208	1,744	0.05	1,187	938	0.03
	Inventory step-up amortization (COS)(k)	—	—	—	590	466	0.01
	Tax adjustments(l)	—	111	—	—	116	—
	Impact of capped call option contracts(m)	—	—	0.02	—	—	—
Adjusted net income (Non-GAAP)		$61,016	$50,505	$1.43	$56,139	$47,754	$1.41

Weighted average shares for diluted EPS (GAAP)			36,243			33,987
Less: 2028 Convertible Notes capped call options impact			(920)			—
Adjusted weighted average shares (non-GAAP)			35,323			33,987

		Year Ended December 31,
		2024			2023
		Pre-Tax	Net of Tax	Per Diluted Share	Pre-Tax	Net of Tax	Per Diluted Share
Income from continuing operations (GAAP)		$147,563	$121,053	$3.40	$105,382	$89,143	$2.64
Adjustments(b):
	Amortization of intangible assets	54,614	43,964	1.27	52,191	41,250	1.22
	Certain legal expenses (SG&A)(c)	1,139	900	0.03	—	—	—
	Restructuring and restructuring-related charges(d)	7,255	5,774	0.17	9,949	8,332	0.25
	Acquisition and integration costs(e)	8,941	7,091	0.20	3,444	2,606	0.08
	Other general expenses (gains)(f)	(805)	(521)	(0.02)	2,110	1,437	0.04
	Loss on equity investments(g)	780	616	0.02	5,691	4,496	0.13
	Loss on extinguishment of debt(h)	—	—	—	4,518	3,569	0.11
	Medical device regulations(i)	948	749	0.02	1,605	1,268	0.04
	Other adjustments(j)	3,256	2,572	0.07	3,415	2,698	0.08
	Inventory step-up amortization (COS)(k)	1,056	834	0.02	590	466	0.01
	Tax adjustments(l)	—	656	0.02	—	365	0.01
	Impact of capped call option contracts(m)	—	—	0.09	—	—	—
Adjusted net income (Non-GAAP)		$224,747	$183,688	$5.30	$188,895	$155,630	$4.61

Weighted average shares for diluted EPS (GAAP)			35,649			33,758
Less: 2028 Convertible Notes capped call options impact			(999)			—
Adjusted weighted average shares (non-GAAP)			34,650			33,758

(a)	Income from continuing operations (GAAP) per diluted share amounts are calculated in accordance with GAAP using weighted average shares for diluted EPS. The per share amounts for the adjustments in the table above and adjusted net income are calculated using adjusted weighted average shares.

(b)	The difference between pre-tax and net of tax amounts is the estimated tax impact related to the respective adjustment. Net of tax amounts are computed using a 21% U.S. tax rate and the statutory tax rates applicable in foreign tax jurisdictions, as adjusted for the existence of net operating losses (“NOLs”). Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.

(c)	Certain legal expenses associated with non-ordinary course legal matters.

(d)	We initiate discrete restructuring programs primarily to realign resources to better serve our customers and markets, improve operational efficiency and capabilities, and lower operating costs or improve profitability. Depending on the program, restructuring charges may include termination benefits, contract termination, facility closure and other exit and disposal costs. Restructuring-related expenses are directly related to the program and may include retention bonuses, accelerated depreciation, consulting expense and costs to transfer manufacturing operations among our facilities. Included in restructuring charges for the fourth quarter of 2023 are $3.6 million in costs related to the relocation and closure of our R&D facility in Israel.

(e)	Acquisition and integration costs are incremental costs that are directly related to a business or asset acquisition. These costs may include, among other things, professional, consulting and other fees, system integration costs, and fair value adjustments relating to contingent consideration.

(f)	Other general expenses are discrete transactions occurring sporadically and affect period-over-period comparisons. The expenses for the 2024 and 2023 periods include gains and losses in connection with the disposal of property, plant and equipment. In addition, the 2024 and 2023 amounts include $(1.2) million and $2.0 million, respectively, of property loss (recoveries) relating to property damage which occurred in the fourth quarter of 2023 at one of our manufacturing facilities.

(g)	During the third quarter of 2024, we determined that an investment in our non-marketable equity securities was impaired and recorded an impairment charge of $0.2 million. During the third and fourth quarters of 2023, we determined that investments in our non-marketable equity securities were impaired and recorded impairment charges of $2.0 million and $3.3 million, respectively. The residual amounts for 2024 and 2023 reflect our share of equity method investee (gains) losses including unrealized appreciation/depreciation of the underlying interests of the investee.

(h)	Loss on extinguishment of debt consists of accelerated write-offs of unamortized deferred debt issuance costs and discounts which are included in interest expense. The 2023 amount represents a write-off of unamortized deferred debt issuance costs and discounts in connection with the amendments to the credit agreement governing our credit facilities, prepayments of portions of the Term Loan A Facility, and repayment in full of the Term Loan B Facility.

(i)	The charges represent incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses.

(j)	Amount primarily relates to costs associated with certain formal strategic projects. Strategic projects primarily involve system reconfiguration to support our manufacturing excellence operational strategic imperative and investments in certain technology and platform development to align our capabilities to meet customer needs. Other adjustments for the quarter and year ended December 31, 2024 included pre-tax charges for inventory write-offs of $1.8 million related to an insolvent customer and pre-tax costs related to strategic projects of $0.4 million and $1.5 million, respectively. Other adjustments for the quarter and year ended December 31, 2023 included pre-tax leadership transition costs of $0.5 million and $1.7 million, respectively, and pre-tax costs related to strategic projects of $0.7 million and $1.7 million, respectively.

(k)	The accounting associated with our acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of inventory. The increase in inventory value is amortized to cost of sales over the period that the related inventory is sold. We exclude inventory step-up amortization from our non-GAAP financial measures because it is a non-cash expense that we do not believe is indicative of our ongoing operating results.

(l)	Tax adjustments predominately relate to acquired foreign tax credits, including utilization, changes to uncertain tax benefits and associated interest.

(m)	Represents the per share amount attributable to the reduction in dilution upon assumed exercise of the capped call option contracts.

Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures.

Table B: Adjusted Operating Income Reconciliations
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Operating income (GAAP)	$57,032	$43,532	$208,238	$163,323
Adjustments:
Amortization of intangible assets	14,028	13,307	54,614	52,191
Certain legal expenses	304	—	1,139	—
Restructuring and restructuring-related charges	1,517	4,787	7,255	9,949
Acquisition and integration costs	533	1,729	8,941	3,444
Other general expenses (gains)	167	1,973	(805)	2,110
Medical device regulations	186	364	948	1,605
Other adjustments	2,208	1,187	3,256	3,415
Inventory step-up amortization	—	590	1,056	590
Adjusted operating income (Non-GAAP)	$75,975	$67,469	$284,642	$236,627

Table C: EBITDA Reconciliations
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Income from continuing operations (GAAP)	$32,973	$26,813	$121,053	$89,143

Interest expense	13,234	12,054	56,374	51,275
Provision for income taxes	6,285	3,170	26,510	16,239
Depreciation(a)	14,095	11,097	52,519	43,434
Amortization of intangible assets and financing leases	14,832	13,676	57,188	53,558
EBITDA (Non-GAAP)	81,419	66,810	313,644	253,649
Certain legal expenses	304	—	1,139	—
Stock-based compensation(b)	5,917	6,160	24,449	23,035
Restructuring and restructuring-related charges	1,517	4,787	7,255	9,949
Acquisition and integration costs	533	1,729	8,941	3,444
Other general expenses (gains)	167	1,973	(805)	2,110
Loss on equity investments	2,815	2,219	780	5,691
Medical device regulations	186	364	948	1,605
Other adjustments	2,208	1,187	3,256	3,415
Inventory step-up amortization	—	590	1,056	590
Adjusted EBITDA (Non-GAAP)	$95,066	$85,819	$360,663	$303,488

(a)			Excludes amounts included in Restructuring and restructuring-related charges.

(b)			Total stock-based compensation expense less amounts included in Restructuring and restructuring-related charges and Acquisition and integration costs.

Table D: Organic Sales Change Reconciliation (% Change)

	GAAP Reported Growth	Impact of Foreign Currency(a)	Impact of Strategic Exits and Acquisitions(a)	Non-GAAP Organic Change
QTD Change (4Q 2024 vs. 4Q 2023)
Cardio & Vascular	14.7%	—%	3.3%	11.4%
Cardiac Rhythm Management & Neuromodulation	11.3%	—%	1.1%	10.2%
Other Markets	(17.3)%	—%	(17.7)%	0.4%
Total Sales	11.1%	—%	0.5%	10.6%

YTD Change (2024 vs. 2023)
Cardio & Vascular	13.5%	—%	5.7%	7.8%
Cardiac Rhythm Management & Neuromodulation	7.8%	—%	0.9%	6.9%
Other Markets	—%	—%	(4.8)%	4.8%
Total Sales	10.3%	—%	3.0%	7.3%

(a)	Sales growth has been adjusted to exclude the impact of foreign currency exchange rate fluctuations, when applicable, and acquisitions and strategic exits.

Table E: Net Total Debt Reconciliation
(in thousands)

	December 31, 2024	December 31, 2023
Total debt	$990,153	$959,925
Add: Debt discounts and deferred issuance costs included in Total debt	10,841	14,075
Total principal amount of debt outstanding	1,000,994	974,000
LESS: Cash and cash equivalents	46,543	23,674
Net Total Debt (Non-GAAP)	$954,451	$950,326